PROSPECTUS SUPPLEMENT                                      File No. 333-52822
---------------------                                          Rule 424(b)(3)
(To the Prospectus Supplement and
Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2202

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                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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Principal Amount:  $65,000,000                                  Original Issue Date:  February 26, 2002

CUSIP Number:      59018Y LV 1                                  Stated Maturity Date:  March 7, 2003

Issue Price:       100%


Interest Calculation:                                           Day Count Convention:
---------------------                                           --------------------
[x] Regular Floating Rate Note                                  [x] Actual/360
[ ] Inverse Floating Rate Note                                  [ ] 30/360
     (Fixed Interest Rate):                                     [ ] Actual/Actual


Interest Rate Basis:
--------------------
[x] LIBOR                                                       [ ] Commercial Paper Rate
[ ] CMT Rate                                                    [ ] Eleventh District Cost of Funds Rate
[ ] Prime Rate                                                  [ ] CD Rate
[ ] Federal Funds Rate                                          [ ] Other (see attached)
[ ] Treasury Rate
Designated CMT Page:                                            Designated LIBOR Page:
     CMT Telerate Page:                                            LIBOR Telerate Page:
     CMT Reuters Page:                                             LIBOR Reuters Page:

Index Maturity:          One Month (except as                   Minimum Interest Rate:                  Not Applicable
                         described below)

Spread:                  -0.0200%                               Maximum Interest Rate:                  Not Applicable

Initial Interest Rate:   Calculated as if the Original Issue    Spread Multiplier:                      Not Applicable
                         Date was an Interest Reset Date

Interest Reset Dates:    Monthly, on the 7th of every month,
                         commencing April 7, 2002, subject to modified following business day convention. First interest period (February 26, 2002 to April 7, 2002) will be calculated on an interpolated LIBOR basis.

Interest Payment Dates:  Monthly, on the 7th of every month, commencing April 7, 2002, subject to modified following business day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                    The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"),
                         BNP Paribas Securities Corp. and ABN AMRO Incorporated (the
                         "Underwriters"), are acting as principals in this transaction.
                         MLPF&S is acting as the Lead Underwriter.

                         Pursuant to an agreement, dated February 21, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters                                   Principal Amount of the Notes
                         ------------                                   -----------------------------
                         Merrill Lynch, Pierce, Fenner & Smith                $61,750,000
                                     Incorporated
                         ABN AMRO Incorporated                                 $1,625,000
                         BNP Paribas Securities Corp.                          $1,625,000
                                                                              -------------
                                                Total                         $65,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                   February 21, 2002

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